Exhibit 10.35

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (“Agreement”), dated and made effective as of November 14, 2020 (“Effective Date”), is entered into by and between PETROTEQ ENERGY INC. a corporation organized and existing under the laws of the Province of Ontario (Canada), having offices at 15315 West Magnolia Boulevard, Suite 120, Sherman Oaks, California 91403 (“Petroteq” or “Licensor”), and GREENFIELD ENERGY, LLC, a limited liability company organized and existing under the laws of the State of Utah having offices at 21732 Provincial Boulevard, Suite 160, Katy, Texas 77450 (“Licensee”) (the parties hereto sometimes referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

A. Petroteq is engaged in the commercial development of Oil Sands Plants that use or deploy devices, processes and methods claimed under the Patent Rights and/or in the Petroteq Know-How in the extraction, processing and production of Crude Oil and other hydrocarbon products from oil sands, tar sands, and other hydrocarbon-bearing sandstones and structures.

B. Licensee wishes to finance, construct and operate Oil Sands Plants that use or deploy devices, processes and methods claimed under the Patent Rights and the Petroteq Know-How in connection with the extraction, processing and production of Licensed Products and therefore wishes to obtain a license under the Patent Rights and the Petroteq Know-How under and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1.0 – DEFINITIONS

1.01 Defined Terms. Certain capitalized terms used in this Agreement, unless otherwise defined in the text hereof or unless the context otherwise requires, shall have the meanings and definitions ascribed to them as set forth in Schedule X hereto.

1.02 Interpretation; Protocols.

(1) The name assigned to this Agreement and the Article and Section (or subsection) captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole and references herein to Articles or Sections refer to Articles or Sections of this Agreement. Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(2) For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”. For purposes of this Agreement, references to “licensee” or “sublicensee” shall be deemed to include any licensee or sublicensee of the rights, privileges and immunities that may be granted by Licensee under and pursuant to authority contained in this Agreement.

(3) Unless stated otherwise, references to money herein shall mean and refer to the currency (U.S. Dollars) of the United States of America.

1.03 Schedule X - Definitions. The attached Schedule X is hereby incorporated into and made a part of this Agreement for all purposes.

ARTICLE 2.0 GRANT OF LICENSE

2.01 License. Subject to the terms and conditions set forth in this Agreement, Petroteq hereby grants to Licensee a non-exclusive, non-transferable license under the Patent Rights and the Petroteq Know-How for use in the design, construction and operation of any and all future Oil Sands Plants in the United States of America.

2.02 No Other Grant of Rights. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license, right, title, interest or other rights upon Licensee by implication, estoppel or otherwise as to any of the Patent Rights or the Petroteq Know-How, or to any technology, intellectual property rights, or products of Petroteq or any other entity, regardless of whether such technology, intellectual property rights, or products are dominant, subordinate or otherwise related to any Patent Rights or the Petroteq Know- How. Any and all rights, titles and interests not specifically granted by Petroteq hereunder are hereby reserved. For greater clarity, Petroteq shall continue to own all Patent Rights and the Petroteq Know-How, including all parts and components of or in implementing the Patent Rights and the Petroteq Know-How for use in the operation of Oil Sands Plants, all improvements of the foregoing regardless of by whom developed, and all intellectual property rights in any and all of the foregoing.

2.03 No Licensing or Sublicensing Rights. Licensee shall have no right or authority to license, sublicense or otherwise market to any Person this Agreement or any of the rights and license granted to Licensee herein. Any such purported license or sublicense of rights under this Agreement by Licensee shall be deemed null and void and shall constitute a material breach of this Agreement.

ARTICLE 3.0 CONSIDERATION FOR GRANT OF LICENSE

3.01 License Fee. Licensee agrees to pay Petroteq a one-time non-refundable license fee of Two Million Dollars ($2,000,000) (“License Fee”) for Oil Sands Plants designed, developed and constructed by Licensee. The Parties recognize and acknowledge that One Million, Five Hundred Thousand Dollars ($1,500,000) of the License Fee has already been paid by Licensee prior to the Effective Date of this Agreement in the form of investment in the existing Oil Sands Plant owned by Petroteq located in Vernal, Utah (“Petroteq Oil Sands Plant”). Licensee shall pay the remaining Five Hundred Thousand Dollars ($500,000) of the License Fee to Licensor by investing an additional Five Hundred Thousand Dollars ($500,000) in the Petroteq Oil Sands Plant to be applied in the manner that the Licensee directs, with payment required no later than twenty (20) days after the Effective Date of this Agreement. No additional License Fee shall be required in connection with the construction of additional Oil Sands Plants by Licensee under this Agreement.

3.02 License Production Royalty.

(a) Licensee shall pay to Petroteq a License Production Royalty equal to five percent (5%) of the Net Revenue received by Licensee from the production, sale or other disposition of Licensed Products from each Oil Sands Plant; provided, however, if any Licensed Product produced and sold from any Oil Sands Plant is not covered by a Valid Claim in the country in which such Licensed Product is made, used or sold, Licensee shall pay Petroteq an amount equal to three percent (3%) of the Net Revenue received by Licensee from the production, sale or other disposition of any such Licensed Product.

(b) License Production Royalty that becomes owed or payable to Petroteq based on the sale or other disposition of Licensed Products from an Oil Sands Plant during any calendar quarter shall be paid to Petroteq within thirty (30) days after the end of such quarter.

3.03 Engineering Services. Licensee shall be obligated to engage Valkor, LLC (or an affiliate named by Valkor) as the sole and exclusive provider of engineering, planning and construction services (“Engineering Services”) for all Oil Sands Plants built by or under the direction or on behalf of Licensee pursuant to this Agreement; provided, however, that fees charged by Valkor for such engineering, planning and construction services must be competitive and reasonably consistent with industry standard pricing. If, in the reasonable opinion of Licensee, Valkor is unable to provide such services at a reasonably competitive rate and to the requisite standard, then Licensee shall be entitled to engage one or more other parties to provide such services. Any third party engaged to provide Engineering Services for an Oil Sands Plant under this Agreement shall be required to execute a binding NDA with Licensee to protect Petroteq’s Confidential Information and Petroteq Know-How pursuant to terms consistent with the terms of this Agreement.

ARTICLE 4.0 REPORTS, PAYMENTS & RECORDS

4.01 Reports and Payments.

(a) Quarterly Production Reports. Beginning with the first calendar quarter following the Completion Date of each Oil Sands Plant and for each ensuing calendar quarter (each such quarter being a “Reporting Quarter”), Licensee shall deliver to Petroteq, within thirty (30) days after the end of each Reporting Quarter, a Quarterly Production Report for each such Plant. Each Quarterly Production Report generated and delivered to Petroteq for each Oil Sands Plant shall contain or include, for and during the Reporting Quarter, the following information and data:

(1)	The quantity or volume of each Licensed Product (described separately) produced at or from the Plant during the Reporting Quarter;

(2)	The quantity or volume of each Licensed Product sold or otherwise disposed of during the Reporting Quarter, together with the price at which each such Licensed Product was sold (or disposed of), the Gross Revenue received or paid to Licensee for each Licensed Product (or that would be paid by the purchaser thereof prior to deductions for taxes, transportation costs or other agreed upon expenses) and the costs, expenses and other permitted deductions (if any) applied or used by Licensee in determining the “Net Revenue” received by Licensee for and with respect to each such Licensed Product, including the exchange rates used for any conversion or adjustments to U.S. Dollars;

(3)	The License Production Royalty payable to Petroteq from and based on the sale (or other disposition) of Licensed Products during each Reporting Quarter, together with a description of the costs, expenses and permitted deductions (if any) used in calculating the Net Revenue received by Licensee and the License Production Royalty payable to Petroteq for or with respect to each such Licensed Product; and

(4)	A description of the “Credits” generated by Base License Fees previously paid to Petroteq, subject to the two (2)-year limitation on the use of such Credits, that have been applied by Licensee to reduce the License Production Royalty payable to Petroteq for or with respect to each Licensed Product; and

(5)	Such other information and data as may be reasonably required by Petroteq from time to time that relates or otherwise will contribute to a full and complete accounting of all Licensed Products produced from each Oil Sands Plant during each Reporting Quarter, the calculation of the Net Revenue received by Licensee during such Reporting Quarter, and the License Production Royalty owed or payable to Petroteq for or with respect to such Reporting Quarter.

Each Quarterly Production Report delivered to Petroteq shall be certified on behalf of Licensee as true, correct and complete in all material respects. If, with respect to any Oil Processing Plant, no production of Licensed Products has occurred during any Reporting Quarter, or if no Net Revenue is received by Licensee (as to which License Production Royalty would be owed to Petroteq) during any Reporting Quarter, the Quarterly Production Report generated with respect to such Oil Processing Plant for such Reporting Quarter shall so state.

(b) Valid Claims Data. Each Quarterly Production Report shall include a list of Petroteq Case numbers for all Patent Rights that have Valid Claims covering the Licensed Products.

(c) Payment of Royalties. Within thirty (30) days after the end of each Reporting Quarter for each Oil Sands Plant, Licensee shall pay to Petroteq all License Production Royalty owed for and with respect to such Reporting Quarter.

4.02 Payment Currency. All payments that become due and owing to Petroteq under this Agreement, including all monetary information and data contained in each Quarterly Production Report, will be expressed and paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of each Reporting Quarter for each Oil Sands Plant. All such payments to Petroteq, except for use of Credits from License Fees previously paid by Licensee hereunder, shall be paid to Petroteq without deduction of exchange, setoff, collection, or other charges.

4.03 Records. Licensee shall maintain, and shall cause its Affiliates to maintain, complete and accurate records of Licensed Products that are produced, used or sold during each Reporting Quarter under this Agreement and any License Production Royalty and other amounts payable to Petroteq with respect to each Oil Sands Plant under this Agreement, which records shall contain sufficient information to permit Petroteq to confirm the accuracy of any reports or notifications delivered to Petroteq under this Article 4.0. Licensee and/or its Affiliates, as applicable, shall retain such records relating to each Reportable Quarter at or for each Oil Sands Plant for at least five (5) years after the conclusion of each such Reporting Quarter (at each Plant), during which time Petroteq will have the right, at its expense, to cause its accountants, auditors or other designated representatives (“Designated Audit Representatives”) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms of this Agreement. All such information and data inspected and reviewed by the Designated Audit Representatives shall be maintained by Petroteq as confidential information as provided in Article 10. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Designated Audit Representatives delivers to Petroteq the results of any inspection, review or audit hereunder. If any inspection, review or audit by Designated Audit Representatives of the records maintained by Licensee (or any Affiliates) as provided hereunder reveals an underpayment in excess of five percent (5%) in any calendar year, Licensee shall reimburse Licensor for all amounts incurred in connection with such inspection, review or audit. Licensor may exercise its rights to inspect, review and audit the records of Licensee under the provisions hereof only once every calendar year for Licensee and (separately) for each Affiliate that owns (in whole or in part) or operates, whether directly or indirectly, an Oil Sands Plant, provided that, in each such case, Petroteq gives to Licensee (or any Affiliate, as the case may be) written notice of at least ten (10) days prior to any such inspection, review or audit as provided herein.

4.04 Late Payments. Any payments by Licensee that are not paid on or before the date on which each such payment is due or required to be made to Petroteq under this Agreement will bear interest at the lower of (a) three quarters of one percent (0.75%) per month and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for each such payment and will be compounded quarterly. Payment of such interest by Licensee will not limit, in any way, Petroteq’s right to exercise any other remedies that it may have as a consequence of the lateness of any such payment.

4.05 Payment Method. Each payment due and owing to Petroteq under this Agreement shall be paid by check or wire transfer of funds to Petroteq’s account in accordance with written instructions provided by Petroteq. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

4.06 Withholding and Similar Taxes. All amounts to be paid to Petroteq pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government-imposed fees or taxes, except as permitted in the determining the License Production Royalty owed and payable to Petroteq as provided in this Agreement.

ARTICLE 5.0 WARRANTY; LIMITATION OF LIABILITY

5.01 Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and export/import of Licensed Products. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply, with all United States export control laws and regulations.

5.02 No Warranty.

(a) NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY PETROTEQ THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

(b) PETROTEQ MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS. PETROTEQ MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.

(c) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

5.03 Limitation of Liability.

(a) Except with respect to matters for which Licensee is obligated to indemnify Petroteq under Article 8.0, neither Party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits, or (b) cost of procurement of substitute goods, technology or services.

(b) Petroteq’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed fifty percent (50%) of the amounts paid to Petroteq under this Agreement.

(c) Licensee’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the lesser of (1) all amounts paid as License Fees and Royalties by Licensee to Petroteq under this Agreement, or (2) Five Million Dollars ($5,000,000), provided however, that such limitation of liability shall not apply to damages resulting from: (I) misappropriation of Confidential Information, Petroteq Know-How and or any trade secrets as defined under federal and/or state law; and/or (II) any damages, loss or liability covered by or within the scope of any insurance policy maintained by Licensee, whether or not such insurance is required by this Agreement.

ARTICLE 6.0 IMPROVEMENTS

6.01 Ownership; License. Petroteq at all times shall have or be entitled to ownership of all Improvements, including the intellectual property rights embodied or contained therein or attaching thereto, regardless of whether any such Improvements are conceived, discovered, invented or developed by Petroteq or Licensee, or by their joint efforts. In each such case, any such Improvements, subject to the exclusive ownership rights and interests of Petroteq as provided herein, shall otherwise be subject to and within the scope of this Agreement as specified in Section 6.03(c) below.

6.02 Improvements by Licensor.

(a) Petroteq agrees to disclose to Licensee any and all Improvements upon the invention, discovery or development thereof by Petroteq or any of its Representatives that have reached a stage of development suitable for evaluation, testing or commercial use or operation. Petroteq shall permit Licensee and its Representatives to inspect, evaluate and test all such Improvements to determine whether they, or any of them, may be useful in the practice, development or use of the Patent Rights and the Petroteq Know-How or in the design, construction or operation of Oil Sands Plants.

(b) If Licensee deems the Improvements useful, Petroteq shall grant Licensee a license to use such Improvements pursuant to the same terms and conditions under which Licensee is entitled to use the Patent Rights and Petroteq Know-How pursuant to this Agreement. Petroteq shall promptly execute all documents and instruments necessary to grant such rights to Licensee.

6.03 Improvements by Licensee.

(a) Licensee agrees to disclose to Petroteq any and all Improvements upon the invention, discovery or development thereof by Licensee or any of its Representatives that have reached a stage of development suitable for evaluation, testing or commercial use or operation (“Licensee Improvements”). Licensee shall permit Petroteq and its Representatives to inspect, evaluate and test all such Licensee Improvements to determine whether they, or any of them, may be useful in the practice, development or use of the Patent Rights and Petroteq Know-How or in the design, construction or operation of Oil Sands Plants.

(b) Upon Petroteq’s written request, Licensee shall promptly assign and transfer to Petroteq, by execution and delivery of such instruments as may be reasonably required by Petroteq, all of Licensee’s rights, title and interests in or to any Licensee Improvement conceived, discovered, invented or developed by Licensee or any of its Representatives, or by or through the joint or cooperative efforts of Petroteq and Licensee, including all of the intellectual property rights embodied or contained therein or attaching or arising with respect thereto. Upon any such assignment or transfer to Petroteq, Licensee shall deliver to Petroteq a copy of all Documentation relating to any such Licensee Improvement.

(c) In the event that any Licensee Improvements are assigned and transferred from Licensee to Petroteq pursuant to subsection (b) above, then Petroteq shall grant Licensee a license to use such Licensee Improvement pursuant to the same terms and conditions under which Licensee is entitled to use the Patent Rights and/r Petroteq Know-How pursuant to this Agreement. Petroteq shall promptly execute all documents and instruments necessary to grant such rights to Licensee.

6.04 Intellectual Property Rights Protection. With respect to any Improvement, Petroteq shall have the exclusive right, exercisable in its sole discretion, to prepare, file and prosecute patents and patent applications, copyrights and copyright applications, and other intellectual property applications and registrations with Governmental Authorities, in each case in its own name anywhere in the world, and to pursue and take such other actions steps as may be necessary in its sole judgment to protect its ownership of the intellectual property rights contained or embodied in, or otherwise attaching to, any Improvement, regardless of whether such Improvement was invented, discovered or developed by Petroteq (or any of its Representatives) or by Licensee (or any of its Representatives).

6.05 Mutual Assistance; Further Assurance. Each Party shall, upon any request by the other Party, take such actions and execute all documents, and cause its Representatives to take all actions and execute all documents, as may be necessary or appropriate to carry out the provisions of this Article 6.0.

ARTICLE 7.0 PATENT & INTELLECTUAL PROPERTY RIGHTS

7.01 Petroteq’s Patent/IP Rights. Petroteq shall have the exclusive right (but not the obligation), in its own name and at its own cost and expense, to file, make and prosecute, in any nation, country or jurisdiction anywhere in the world, patents and patent applications, copyrights and copyright applications, and other intellectual property filings or registrations that are equivalent to, or that are based upon or embody claims or features contained in the Patent Rights or the Petroteq Know-How, as the case may be, or in any Improvement; and in each case to conduct or comply with all maintenance requirements relating to any patent, copyright or other protective right issued to Petroteq by any Governmental Authority with respect to any of the foregoing.

7.02 Licensee’s Patent/IP Rights.

(a) Licensee shall be entitled from time to time to request in writing (each a “Patent/IP Filing Request”) that Petroteq file, make and prosecute, in any nation, country or jurisdiction in which Licensee has developed firm plans to construct and operate an Oil Sands Plant under and pursuant to this Agreement, patents and patent applications, copyrights and copyright applications, and other intellectual property filings or registrations that are equivalent to, or that are based upon or embody claims or features contained in the Patent Rights or the Petroteq Know-How, as the case may be, or in any Improvement; and in each case to conduct or comply with all maintenance requirements relating to any patent, copyright or other protective right issued to Petroteq by any Governmental Authority with respect to any of the foregoing.

(b) Within forty-five (45) days after receiving a written request Following receipt of any such request by Licensee, Petroteq shall notify Licensee in writing of one of the following proposed courses of action:

(1)	Petroteq will proceed, at Licensee’s sole cost and expense (and subject to such advance payments of estimated fees, costs and expenses as Petroteq may reasonably require of Licensee) to file, make and prosecute a patent, copyright or other intellectual property application, in the nation, country or jurisdiction requested by Licensee, that are equivalent to, or that are based upon or embody claims or features contained in the Patent Rights, the Petroteq Know-How, or any Improvement (and will undertake, at Licensee’s expense, all maintenance requirements relating to any patent, copyright or other intellectual property right issued by any Governmental Authority in response to (or with respect to) any such application filed by Licensee as contemplated herein; or

(2)	Petroteq and Licensee will enter into a mutually acceptable agreement under or pursuant to which (i) Petroteq will authorize Licensee, at Petroteq’s attorney-in- fact and agent, to file, make and prosecute, in Petroteq’s name and on its behalf, any such patent, copyright or other intellectual property application in the nation, country or jurisdiction requested by Licensee, (ii) Licensee will prepare, file and prosecute all such applications at its sole costs and expenses, including payment of application and filing fees, attorneys’ fees and other fees and expenses arising or required in connection therewith, and (iii) Licensee will thereafter undertake, at its sole cost and expense, to manage and comply with all maintenance requirements relating to any patent, copyright or other intellectual property right issued by any Governmental Authority in response to (or with respect to) any such application filed by Licensee as contemplated herein; or

(3)	Petroteq and License will explore, without any obligation on the part of either Party, any other agreement or arrangement that will satisfy the Patent/IP Request submitted by Licensee hereunder.

7.03 Ownership of Patent/IP Rights; License. Each patent and patent application, copyright and copyright application and other intellectual property right filed, made and prosecuted by either Party under the provisions of this Article 7.0, together with any patent, copyright or other intellectual property right granted or issued by any Governmental Authority in response to (or with respect to) any such application or filings, (a) shall be owned in its/their entirety by Petroteq, and (b) shall be part of and within the scope of the non-exclusive and non- transferable rights and license granted to Licensee under this Agreement.

ARTICLE 8.0 INDEMNIFICATION

8.01 Licensee shall indemnify, defend and hold harmless Petroteq and its Affiliates, together with each of their respective current and former Representatives, and each of their respective successors, heirs and assigns (collectively, the “Petroteq Indemnitees”), individually and collectively, from and against any claim, action, judgment, settlements, interest, liability, penalties, fines, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation as well as the cost of enforcing any right to indemnification hereunder) based upon, arising out of or otherwise relating to this Agreement, including any cause of action relating to any patent or other intellectual property or proprietary right infringement or product liability concerning any product, process or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively “Claims”). Neither Licensee nor Petroteq shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

8.02 Licensee shall, at its own expense, provide attorneys reasonably acceptable to Petroteq to defend against any actions brought or filed against any Petroteq Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

ARTICLE 9.0 CHALLENGES TO PATENT RIGHTS

9.01 Licensee agrees not to institute or actively participate as an adverse party, or otherwise provide material support to, any action, suit or other proceeding to invalidate or limit the scope of the Patent Rights or the Petroteq Know-How licensed hereunder, or any claim, title, right or interest asserted or existing therein, or obtain or seek to obtain any ruling that any claim under any of the Patent Rights is unenforceable or not patentable or that any Licensed Product would not, but for the licenses granted hereunder, infringe one or more claims of any Patent Rights. This Section shall survive the termination or expiration of this Agreement.

ARTICLE 10.0 CONFIDENTIALITY AND PETROTEQ KNOW-HOW

10.01 Licensee acknowledges that, in connection with this Agreement, it will gain access to Confidential Information that is owned (whether directly or through licenses from Third Persons) or controlled, or that has been developed, by Petroteq or its Affiliates, including the Petroteq Know-How. As a condition to being provided with Confidential Information, Licensee shall (a) not use the Confidential Information other than as necessary to exercise its rights and perform its obligations under this Agreement, and (b) maintain the Confidential Information in confidence and not disclose the Confidential Information to any Third Person without Petroteq’s prior written consent.

10.02 If Licensee becomes legally compelled to disclose any Confidential Information, Licensee shall provide prompt written notice to Petroteq so that Petroteq may seek a protective order or other appropriate remedy or waive its rights and disclose only the portion of Confidential Information that it is legally required to furnish. If a protective order or other remedy is not obtained, or Petroteq waives compliance, Licensee shall, at its own expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

ARTICLE 11.0 TERM AND TERMINATION

11.01 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article, shall continue in full force and effect until the expiration of the last to expire Valid Claim (the “Term”).

11.02 Termination.

(a) Termination for Default. In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within ninety (90) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement immediately upon written notice to the Party in breach.

(b) Bankruptcy. Petroteq may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and is not dismissed within ninety (90) days, or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues its business.

11.03 Effect of Termination or Expiration.

(a) Termination of Rights. Upon expiration or termination of this Agreement by either Party under or pursuant to any provision of this Agreement:

(1)	The rights and licenses granted to Licensee shall terminate and expire and shall revert immediately to Petroteq without any further obligation on the part of Petroteq hereunder and Petroteq shall continue to own all of the Patent Rights and Petroteq Know-How, including all parts and components of or implementing the Patent Rights for use in the operation of Oil Sands Plants, all improvements of any of the foregoing regardless of by whom developed, and all intellectual property rights in any and all of the foregoing. Other than as set out in Section 11.02(a), neither Licensee nor its Affiliates may make any other use or exploitation of the Patent Rights or the Petroteq Know-How; and

(2)	Notwithstanding the provisions contained in Section 11.03(a)(1), this Agreement and the rights and obligations of the Parties hereunder shall survive and shall continue in full force and effect as to (i) any Oil Sands Plant that, as of the date of any such termination or expiration under this Agreement, is in operation, under construction, or in planning wherein at least $50,000 has been expended, (ii) any rights, duties or obligations that, by their nature or as provided in this Agreement, are to extend beyond the termination of this Agreement. In such event and with respect to any such Oil Sands Plant, Petroteq shall have and retain all of its rights and remedies available to it under this Agreement based on or as a result of any material breach hereof by Licensee, including (i) the right to terminate this Agreement in its entirety in the event that Licensee breaches or otherwise fails to comply with any material term, condition or obligation under this Agreement, and/or (ii) the right to enforce compliance with Licensee’s obligations or seek damages for the breach or violation thereof under the provisions contained in Section 11.02(b).

(b) Accruing Obligations. Termination or expiration of this Agreement shall not relieve the Parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of any such termination or expiration.

ARTICLE 12.0 MISCELLANEOUS

12.01 No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any Third Person a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section shall be null and void and of no legal effect.

12.02 Use of Name. Except as provided below, each Party shall not, and shall ensure that its Affiliates shall not, use or register the name of the other Party (alone, as part of another name, or in part by reference to a Party’s member or shareholder) or any trademarks, logos, seals, insignia or other words, names, symbols or devices that identify the other Party or any other Party unit, division or affiliate with the other Party (“Party Names”) for any purpose except with the prior written approval of Petroteq and in accordance with any restrictions or conditions that it may imposed with respect to any use of the Party’s Names. Without limiting the foregoing, Licensee shall, and shall ensure that its Affiliates shall, cease all use of Petroteq Names on the termination or expiration of this Agreement except as otherwise approved in writing by Petroteq in advance of any such use by Licensee or any Affiliate. This restriction shall not apply to any information required by law to be disclosed to any governmental entity.

12.03 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and, except as expressly set forth herein, supersedes all other agreements and understandings between the Parties with respect to the same.

12.04 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section:

If to Petroteq:

Petroteq Energy Inc.

15315 West Magnolia Boulevard, Suite 120

Sherman Oaks, California 91403

Telephone: (800) 979-1897

Email: executive@petroteq.energy.com

If to Licensee:

Greenfield Energy, LLC

21732 Provincial Boulevard, Suite 160

Katy, Texas 77450

Telephone: (832) 859-5060

Email: steven.byle@valkor.com

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; {b) by facsimile, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

12.05	Governing Law; Choice of Forum.

(a) This Agreement will be governed by, and construed in accordance with, the substantive laws of the state of Utah, USA without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

(b) Any action, suit or other proceeding that shall be instituted by a Party and arising under or relating to this Agreement (each an “Action”) shall be brought exclusively in federal and state courts located in the State of Utah and in no other jurisdiction or forum, and each of the Parties hereby submits and consents to the personal jurisdiction of the federal and state courts sitting in Salt Lake City, Utah. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Action in any of the specified courts, irrevocably waives any claim that the Action has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Action, that such court does not have any jurisdiction over such Party.

12.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

12.07 Headings. Article, section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.08 Counterparts. The Parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

12.09 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. The delay or failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.10 No Agency or Partnership. Nothing contained in this Agreement shall give either Party the right to bind the other or be deemed to constitute either Party as agent for or partner of the other or any Third Person.

12.11  Assignment and Successors.

(a) This Agreement is a non-transferrable license and may not be assigned by Licensee, and no sublicense or other user rights may be licensed, sublicensed or otherwise granted or extended hereunder by Licensee to any Person.

(b) Petroteq shall have the right at any time to assign all or any part of this Agreement to any Person provided that, in each case the assignee agrees in writing to be bound by the terms of this Agreement.

(c) Any assignment, sublicense or other grant of rights under this Agreement by Licensee without complying with the provisions hereof shall constitute a material breach of this Agreement. Any assignment, sublicense or other grant of rights under this Agreement purported or attempted to be made in violation of the terms of this Section shall be null and void and of no legal effect.

12.12 Force Majeure. Except Licensee’s obligation to pay license fees, royalties and other monetary obligations hereunder, neither Party will be responsible for delays resulting from causes that are wholly beyond the reasonable control of such Party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.13 Interpretation. Each Party acknowledges and agrees that (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.

12.14 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each Party has agreed, executed, and delivered this Agreement with effect for all purposes as of the date first hereinabove written.

LICENSOR:		LICENSEE:

PETROTEQ ENERGY INC.		GREENFIELD ENERGY, LLC

By:	/s/ Aleksandr Blyumkin	By:	/s/ Steven M. Byle
Name:	Aleksandr Blyumkin	Name:	Steven M. Byle
Title:	Executive Chairman	Title:	Manager
Date:	11/14/2020	Date:	11/14/2020

		By:	/s/ John Potter
		Name:	John Potter
		Title:	Manager
		Date:	11/14/2020

SCHEDULE X

DEFINED TERMS

Capitalized terms used in this Agreement, unless otherwise defined in the text thereof, shall have the following meanings:

“Affiliate” means, with respect to a Party, any other Person controlling, controlled by or under the common control of such Party. For purposes hereof, the term “control” (or any equivalent term) means having ownership of at least fifty percent (50%) of the voting securities of a Person or the power, whether through voting power or otherwise, to control the management policies of such Person.

“Applicable Law” means all Laws and Orders enacted, adopted, promulgated or issued by any Governmental Authority having jurisdiction over all or any portion of this Agreement or the performance thereof, or by any Court having jurisdiction over the Parties, including (a) any procedural rules or requirements that are or may be applicable to any claim or other legal or equitable relief taken or pursued by a Party hereunder, (b) permits, authorizations, certifications, requirements and restrictions imposed by Applicable Law.

“Claim” means any claim, demand, suit, action, arbitration, cause of action, complaint, criminal prosecution, charge or proceeding, notice of violation or other legal or administrative action or proceeding, threatened or initiated in or before any Court or Governmental Authority, or otherwise, having or alleging subject matter jurisdiction and personal jurisdiction over the parties, seeking declaratory relief, monetary damages, civil penalties, fines, permanent or temporary injunctive or other equitable relief, remedial or removal action, corrective action or measures, or any other remedy available at law or in equity, or otherwise.

“Completion Date” means, with reference to Article 4.0 of this Agreement, the date on which the construction of any Oil Sands Plant has been completed and the startup of such Plant has been successfully achieved.

“Confidential Information” means all non-public information, data and documentation disclosed or otherwise made available by Petroteq to Licensee or any of its Affiliates, or to any of their respective Representatives, either directly or indirectly, whether in oral, written, electronic or other form or media, and whether or not such information is marked, designated or otherwise identified as “confidential” and including any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, consisting of, involving or relating to any of the following:

(a) This Agreement and any other agreement, contract, correspondence, report, summary and other writing (whether in print or digital format or otherwise) executed or exchanged between or among the Parties or their Representatives (and including any drafts or summaries thereof);

(b) Corporate, business, financial, accounting, legal, regulatory and operating information and data of Petroteq and its Affiliates, including organization charts, business, strategic and marketing plans, governance records, financial statements, contracts and leases, properties, production and test data, reserves and resources studies, estimates and valuations, suppliers, client and customer lists, product and raw material prices and costs, photographs and other media and image recordings or depictions of plants and equipment, and any other information and data developed, deployed or used by Petroteq or any of its Affiliates in their respective businesses or operations;

(c) Petroteq Know-How and other unpatented inventions, ideas, methods and methodologies, processes, products, product designs, configurations, discoveries, technical information, know-how, unpublished patent applications, invention disclosures, invention summaries and other confidential intellectual property;

(d) All designs, specifications, documentation, components, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; information technology, systems, platforms and software, including source code, object code, algorithms and other components of any software; and all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials that contain, are based on, or otherwise reflect or are derived from any of the foregoing, in whole or in part;

(e) Any Improvement (except to the extent disclosed in any patent application or other public filing required by law);

(f)	All Documentation; and

(g) Information considered a “trade secret” under the (U.S.) Defend Trade Secrets Act (Pub. L. No. 114-153, 130 Stat. 376, codified in Title 18, United States Code) (“DTSA”) and/or under the Utah Uniform Trade Secrets Act.

“Crude Oil” means A mixture of hydrocarbons that exists in liquid phase in natural underground reservoirs and remains liquid at atmospheric pressure after passing through surface separating facilities. Depending upon the characteristics of the crude stream, it may also include

1. Small amounts of hydrocarbons that exist in gaseous phase in natural underground reservoirs but are liquid at atmospheric pressure after being recovered from oil well (casing head) gas in lease separators and are subsequently comingled with the crude stream without being separately measured. Lease condensate recovered as a liquid from natural gas wells in lease or field separation facilities and later mixed into the crude stream is also included; 2. Small amounts of nonhydrocarbons produced with the oil, such as sulfur and various metals; 3. Drip gases, and liquid hydrocarbons produced from tar sands, oil sands, gilsonite, and oil shale. [see https://www.eia.gov/tools/glossary/index.php?id=C]

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi- governmental body, or other similar recognized organization or body of any nation, country or politically sovereign entity, including any federal, state, county, municipal, local, provincial government.

“Gross Revenue” means the gross proceeds derived from or generated by the sale or disposition of any Licensed Product produced and sold from any Oil Sands Plant, defined as the lesser of (a) the sales price less all direct, reasonable Post-Processing costs, including third party technology costs, or (b) the value of the Licensed Product at the exit from the Oil Sands Plant as established by more than one commercial quote by third parties.

“Improvements” means (a) any and all patentable or non-patentable inventions, discoveries, technology and information of any type whatsoever, including processes, methods, trade secrets, formulae, compositions, designs, devices, operating techniques, technical information, knowledge, experience, improvements, modifications, derivative works, enhancements and know-how, in each case that relates in any way to the claims asserted or embodies in the Patent Rights or the Petroteq Know-How, and (b) all of the intellectual property rights contained in or derived from any of the foregoing.

“License Fees” means a fixed sum, expressed in U.S. Dollars, that must be paid by Licensee to Petroteq for each Oil Sands Plant developed by Licensee as provided in Section 3.01 of this Agreement.

“License Production Royalty” means the royalty payable to Petroteq based on the License Products produced and sold from an Oil Sands Plant as provided in Section 3.02 of this Agreement.

“Licensed Product” means (a) all forms of Crude Oil, Petroleum, or other hydrocarbon products extracted or produced from tar sands, oil sands, gilsonite and oil shale, and (b) all commercially salable sand or silica products that may be produced at or in an Oil Sands Plant by a device(s), process(es) or other means covered by a Valid Claim.

“Net Revenue” means, with respect to an Oil Sands Plant, the Gross Revenue reduced by

(a) any costs and expenses incurred by Licensee in transporting Licensed Products from the tailgate of an Oil Sands Plant to the delivery point for the first sale or other disposition of the Licensed Products, or any of them, (b) any production-related taxes or royalties imposed by any governmental authority or landowner on the value of the Licensed Products following the production thereof at any Oil Sands Plant, and (c) the cost of any chemical(s) and solvent(s) consumed in the production process.

“Oil Sands Plant” means a facility that, using or deploying claims under the Patent Rights or any Petroteq Know-How, is designed or has the capacity to extract, process and/or produce one or more Licensed Products from hydrocarbon-bearing sandstones, sediments and soils. The basic steps in the process are (a) crushing of ore, (b) mixing ore with solvent, and (c) then separating solids from liquids, wherein the solid stream is dried to produce sand and the liquid stream is heated to recover all or a fraction of the solvent and other chemicals (if any) for reuse, thereby producing a bitumen product. Each Oil Sands Plant shall be considered singular, whether one or multiple trains, so long the facilities, equipment and trains are contained within one (1) mile of each other or on a single oil sands deposit and under a single oil, gas or minerals estate, agreement or lease.

“Person” means any natural person, corporation, company, partnership (including both general and limited partnerships), limited liability company, sole proprietorship, association, joint stock company, firm, trust, trustee, joint venture, unincorporated organization, executor, administrator, legal representative or other legal entity, including any governmental authority, entity or instrumentality.

“Petroleum” means a broadly defined class of liquid hydrocarbon mixtures, including crude oil, lease condensate, unfinished oils, refined products obtained from the processing of Crude Oil and natural gas plant liquids.

[see https://www.eia.gov/tools/glossary/index.php?id=P#petro]

“Petroleum Products” means oil or hydrocarbon products obtained from the processing of Crude Oil (including lease condensate), natural gas, and other hydrocarbon compounds and include unfinished oils, liquefied petroleum gases, pentanes plus, aviation gasoline, motor gasoline, naphtha-type jet fuel, kerosene-type jet fuel, kerosene, distillate fuel oil, residual fuel oil, petrochemical feedstocks, special naphthas, lubricants, waxes, petroleum coke, asphalt, road oil, still gas, and miscellaneous products.

[see https://www.eia.gov/tools/glossary/index.php?id=P#petro]

“Petroteq Know-How” means any non-public information and other valuable resources owned by and/or controlled by Petroteq or any of its Affiliates and pertaining to any Patent Right or that otherwise may be useful in the extraction, processing, production and/or upgrade of any Licensed Product, in each case that may be provided to Licensee as reasonably required to accomplish the intent of this Agreement as determined by Petroteq, directly or indirectly, including technical information, trade secrets, formulas and formulations, prototypes, configurations, specifications, directions, instructions, test protocols, procedures and results, studies, analyses, raw material sources, production data, formulation or production technologies, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, programs, software and other knowledge, information, skills and materials, and any modifications, variations, derivative works and improvements to or otherwise relating to any of the foregoing. For greater certainty, any of the above information and other valuable resources that may be disclosed to Licensee by Petroteq shall be considered Petroteq Know-How and subject to this Agreement.

“Patent/IP Request” has the meaning specified in Section 7.02(a).

“Patent Rights” means, in each case to the extent owned, developed or controlled by Petroteq, (a) the patents and patent applications filed by or issued to Petroteq in any country or jurisdiction or that are entitled to any form of exclusivity or other protection in any country or jurisdiction (including any PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s)); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in clause (a) herein; (c) any patents issuing on any patent application identified in clause (a) or (b) herein, including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in clause (a), (b) or (c) herein; (e) any foreign counterpart (including PCTs) of any patent or patent application identified in clauses (a), (b) or (c) herein or of the claims identified in clause (d) herein; and (f) any supplementary protection certificates, exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in clauses (a) through (e) herein.

“Post Processing” are processes performed upon the Licensed Product, wherein the Licensed product is one of two product streams. First is the Petroleum product output from the end of the solvent recovery process, typically a low API bitumen product, wherein additional processes may be performed to upgrade the value of the bitumen into different petroleum products such as removing the light end diesel fractions, or mixing with other substances to form an emulsion, or potentially cracking the oil into a higher API product. Second is the potential sand or silica product, typically dry sand with a range of particle sizes that may be post-processed by washing, screening, grinding, milling or other process to make the sand salable or increase the sale price.

“Petroteq Indemnitees” has the meaning specified in Section 8.01 above.

“Quarterly Production Report” means the report delivered by Licensee to Petroteq under and in accordance with Article 4.0 of this Agreement.

“Reporting Quarter” means, with reference to Article 4.0 of this Agreement, each calendar quarter for and with respect to which Licensee generates and delivers a Quarterly Production Report to Petroteq.

“Representative(s)” means, with respect to a Party, its directors, officers, principals, members, managers, employees, contractors, advisors, attorneys, accountants, and duly authorized agents or representatives.

“Third Person” means any Person other than the Parties (including any Affiliate that becomes a Party under or pursuant to Section 2.04).

“Valid Claim” means (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (1) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction in a final, non-appealable (or non-appealed) judgment, order or decision, (2) rendered unenforceable through disclaimer or otherwise, (3) abandoned, or (4) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim in or under a pending patent application within the Patent Rights that (1) has been asserted and continues to be prosecuted in good faith, and (2) has not been abandoned or finally rejected without the possibility of appeal or refiling.